UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
To Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 25, 2005
Date of report (Date of earliest event reported)

       TOOTSIE ROLL INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its charter)



        Virginia
(State or Other Jurisdiction of Incorporation)

        001-01361
(Commission File Number)

        22-1318955
(I.R.S. Employer Identification No.)

 7401 South Cicero Avenue, Chicago, Illinois  60629
(Address of Principal Executive Offices)   (Zip Code)

        773-838-3400
(Registrant's Telephone Number, Including Area Code)

        Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [__]  Written communications pursuant to Rule 425 under the Securities Act
              (17 CFR 230.425)

     [__]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
             (17 CFR 240.14a-12)

     [__] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [__] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


ITEM 2.02.   RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

    On October 25, 2005, Tootsie Roll Industries, Inc. issued a press release (the "release") announcing its results of operations and financial condition for the third quarter ended October 1, 2005. A copy of the release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

    The information in the release and in this Item 2.02 is "furnished" and not "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, or otherwise subject to the liabilities of that section. Such information may only be incorporated by reference in another filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 only if and to the extent such subsequent filing specifically references such information.

Item 9.01.  Financial Statements and Exhibits.

(c) The following exhibit is furnished with this report:

Exhibit 99.1 Press Release of Tootsie Roll Industries, Inc., dated October 25, 2005.




SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the under-signed thereunto duly authorized.


October 25, 2005                 TOOTSIE ROLL INDUSTRIES, INC.
                            By:  _/s/G. HOWARD EMBER, JR.
                                 G. Howard Ember, Jr.
                                 Vice President/Finance and
                                 Chief Financial Officer




EXHIBIT INDEX

Exhibit No.             Description

99.1   Press Release of Tootsie Roll Industries, Inc., dated October 25, 2005.




Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE          FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR            Wednesday, July 27, 2005

CHICAGO, ILLINOIS - October 25, 2005 - Melvin J. Gordon, Chairman, Tootsie Roll Industries, Inc. reported third quarter and nine months 2005 sales and earnings. Third quarter 2005 sales were $173,692,000 compared to $156,971,000 in the third quarter 2004, an increase of $16,721,000 or 11%. Nine months 2005 sales were $375,244,000 compared to $314,174,000 in the prior year nine month period, an increase of $61,070,000 or 19%. Third quarter and nine months 2005 sales benefited from approximately $23,200,000 and $62,200,000, respectively, of sales from the Concord Confections business which was acquired on August 30, 2004; this compares to approximately $10,500,000 of sales from Concord included in both third quarter and nine months 2004.

Third quarter 2005 net earnings were $27,665,000 compared to third quarter 2004 net earnings of $26,976,000. Nine months 2005 net earnings were $53,902,000 compared to nine months 2004 net earnings of $50,297,000. Third quarter net earnings per share were $.52 in 2005 compared to $.50 per share in 2004, an increase of $.02 per share or 4%. Nine months net earnings per share were $1.01 in 2005 compared to $.93 per share in nine months 2004, an increase of $.08 per share or 9%.

Mr. Gordon said, "Third quarter and nine months 2005 sales benefited from higher net sales of the Company's core brands due to successful marketing programs, including those relating to "back-to-school" and pre-Halloween programs. Net sales were also aided by the incremental sales attributable to the Concord acquisition. The Company's third quarter and nine month net earnings benefited from higher sales, however, results were adversely impacted by increases in certain ingredient and packaging costs, higher energy, fuel and transportation costs, and additional costs associated with the relocation and implementation of new production lines. In addition, higher interest expense and lower investment income, which reflects the financing of the Concord acquisition, also adversely affected the quarter and nine month 2005 results. The Company's per share earnings also benefited from common stock purchases in the open market in 2004 and 2005 and resulting fewer shares outstanding."



                      TOOTSIE ROLL INDUSTRIES, INC.
                  CONSOLIDATED STATEMENTS OF EARNINGS
                        FOR THE PERIODS ENDED
                   October 1, 2005  & October 2, 2004

                                   THIRD QUARTER ENDED
                                   2005            2004

Net Sales                    $  173,692,000   $  156,971,000

Net Earnings                 $   27,665,000    $  26,976,000

* Earnings                         $ .52            $ .50

* Average Shares Outstanding     53,520,000       53,772,000


                                     NINE MONTHS ENDED
                                    2005            2004

Net Sales                    $  375,244,000    $ 314,174,000

Net Earnings                 $   53,902,000    $  50,297,000

* Earnings                         $ 1.01            $ .93

* Average Shares Outstanding     53,600,000       53,966,000

* Based on average shares outstanding adjusted for 3% stock dividends distributed April 14, 2005 and April 14, 2004.